                                                                   EXHIBIT 12.01

                             BROOKS AUTOMATION, INC.
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (DOLLARS IN THOUSANDS EXCEPT RATIOS)

                                                                     Year ended September 30,
                                              ----------------------------------------------------------------------
                                                 2003           2002           2001           2000           1999
                                              ----------     ----------     ----------     ----------     ----------
FIXED CHARGES
   Interest expense                           $   10,042     $   10,290     $    4,063     $    1,345     $    1,553
   Portion of rent expense
      representative of interest                   5,624          2,733          1,600          1,933          1,633
                                              ----------     ----------     ----------     ----------     ----------
                                                  15,666         13,023          5,663          3,278          3,186

   Preferred dividend requirement                                                  109            230            845
                                              ----------     ----------     ----------     ----------     ----------
  Combined fixed charges and
     preferred dividend                       $   15,666     $   13,023     $    5,772     $    3,508     $    4,031
                                              ==========     ==========     ==========     ==========     ==========

EARNINGS
  Income (loss) before income taxes and
    minority interests                        $ (180,640)    $ (627,412)    $  (36,523)    $   28,444     $  (10,448)
Minority Interest in pre tax income (loss)           214           (274)          (424)          (274)           (40)

Fixed charges per above                           15,666         13,023          5,772          3,508          4,031
Less:  Preferred dividend                                                         (109)          (230)          (845)
                                              ----------     ----------     ----------     ----------     ----------
                                              $ (165,188)    $ (614,115)    $  (30,436)    $   31,996     $   (7,222)
                                              ==========     ==========     ==========     ==========     ==========

Ratio of earnings to combined
   fixed charges and preferred dividends             N/A            N/A            N/A            9.1            N/A
                                              ==========     ==========     ==========     ==========     ==========

Coverage deficiency                           $ (180,854)    $ (627,138)    $  (36,208)           N/A     $  (11,253)
                                              ==========     ==========     ==========     ==========     ==========